EXHIBIT 99.1

             PRESS RELEASE OF MERIDIAN BANCORP, INC.

          MERIDIAN BANCORP ADOPTS FINDINGS OF SIX-MONTH
            PERFORMANCE STUDY; UNIFORM NAME STRATEGY,
                  $55 MILLION IN COST SAVINGS,
               $13 MILLION IN REVENUE ENHANCEMENTS

     Reading, Pa., June 28, 1995 -- Meridian Bancorp, Inc. (NASDAQ/NMS: MRDN) will adopt a unified marketing and delivery plan using the single "Meridian" brand name as the engine driving an organizational transformation. This action is one of many recommendations approved by Meridian's Board of Directors, and it caps an intensive six-month process designed to improve the company's operating performance and competitive position.

     "Our Board's approval of management's recommendations will enable Meridian to bring the resources of the total organization to the individual customer level," said Samuel A. McCullough, Meridian's chairman, president and chief executive officer. "We will be positioned to move from a banking company limited by the service and delivery capabilities of traditional branches and electronic banking to an organization that allows its customers to virtually design their own customized banking services from the versatile Meridian brand."

     The anticipated results are:

     -- The consolidation of Meridian's three member banks-- Meridian Bank, Delaware Trust Company and Meridian Bank, New Jersey;
     -- The ability to capitalize on Meridian's three-state banking network;
     -- Annual pre-tax cost savings of approximately $55 million and annual revenue enhancements, pre-tax, of approximately $13 million;
     -- A one-time pre-tax restructuring charge of $32 million, or 37 cents per share after tax;
     -- Cost savings that would have yielded a pro forma performance ratio, or non-interest expenses as a percentage of income, of 59.6 percent for the first quarter of 1995 compared with the actual 66.11 percent performance ratio reported for the same period and compared with a stated goal of 59.9 percent by the end of the first quarter of 1996;
     -- A reduction in staff of 1,107 positions through a combination of a hiring freeze imposed in January 1995, separations, attrition and transfers of positions through outside alliances;
     -- Planned branch banking office consolidation affecting 24 of Meridian's 319 branches;
     -- Proposed strategic alliances with outside firms involving Meridian's automation and technology unit and other units; and
     -- An ongoing efficiency management process to ensure that Meridian continues to improve upon its performance ratio.

Financial Impact

     Overall, more than 1,500 recommendations were submitted by Meridian employees from across the organization during the six-month internal review process initiated last January. The recommendations, when fully realized, are expected to result in annual pre-tax cost savings of approximately $55 million or 63 cents per share. This figure is in addition to the approximately $9 million in cost savings identified prior to the latest six-month performance study through renegotiations of outside vendor contracts and the re-engineering of Meridian's corporate lending processes.

     Additionally, annual revenue enhancements of approximately $13 million, pre-tax, have been identified in the most recent six-month performance study. A major example of revenue enhancements is the uniform application of fee schedules, fee waivers and pricing points for various retail, corporate and non-bank products and services.

     These cost savings and revenue enhancement figures translate into an expected positive after-tax impact of 78 cents per share on Meridian's annualized financial results.

     Meridian is estimating earnings for the second quarter of 1995 at approximately 80 cents per share prior to a restructuring charge, compared to 70 cents per share for the second quarter of 1994, an increase of 14.3 percent. The restructuring charge is estimated to be $32 million, or 37 cents per share after-tax.
The restructuring charge accounts for items such as employee severance, write-off of fixed assets and expenses relating to branch reconfiguration. Earnings per share for the second quarter of 1995 are estimated to be 43 cents after the effect of the restructuring change.

     "By driving home the importance of customer service and profitable growth, we've identified the kind of forward-looking company we want to be, and we've challenged all of our people to achieve that level," McCullough said. "We're acting at a time when our company is strong, and this process will make us even stronger," he added.

Staffing Impact

     As a result of changes implemented from the six-month study, 1,107 out of a total of 7,112 positions will be eliminated across the Meridian organization by mid-1996. Of these positions, 163 will result from attrition and from a partial hiring freeze in effect at Meridian since last January; 334 will result from strategic alliances with outside firms; and 610 from separations.

     Meridian is offering outplacement services and an enhanced severance package to those employees whose positions have been eliminated and who cannot locate other positions within the corporation.

     "I am very proud of the way in which our employees have stepped up and made, with extreme sensitivity, the tough decisions -- especially those decisions involving people and their livelihoods," said McCullough. "It's been a painful and demanding process in order to make us more competitive -- and we're trying to make the outcome as positive as we can for everyone," he added.

Leveraging the Meridian Brand

     According to McCullough, "The time is ripe for Meridian to leverage our wide name recognition and our advertising and marketing investments in support of a single brand name. The regulatory environment and the advantages of one name versus specific identities and separate cost structures now strongly favor a one-brand strategy. We are creating a unified Meridian brand, emphasizing customer segment-based marketing," McCullough said.

More Efficient Use of Financial Management and Real Estate
Resources

     Another key strategy inherent in the results of Meridian's six-month study is the more efficient use of the corporation's financial, management and real estate resources. In the coming months, there will be planned branch banking office consolidation, into existing Meridian branches, affecting 24 sites in Pennsylvania, New Jersey and Delaware. Meridian will employ an integrated approach of geographically responsive teams of local marketing and community relations specialists working with knowledgeable branch banking managers who are sensitive to local market needs.

     Elsewhere in the Meridian organization, strategic investment of resources is expected to further leverage the corporation's business unit strengths through external alliances with outside firms. For example, Meridian is negotiating with Andersen Consulting as its strategic technology partner to assist Meridian in its transformation of all of the functions currently residing in its automation and technology unit. The value of the contract over 10 years is estimated to be approximately $400 million. The terms and conditions of the contract will be negotiated over the next 90 days. Other external alliances also are being negotiated separately with outside firms involving Meridian's merchant card and property management units.

Organization

     The Office of the Chairman under McCullough, where major changes were made in September of 1994, remains intact. Continuing to report to McCullough in the Office of the Chairman are: David E. Sparks, Vice Chairman, Chief Financial Officer and head of Finance and Administration; P. Sue Perrotty, Group Executive Vice President and head of Retail Banking and Strategic Market Distribution; William M. Fenimore, Jr., Group Executive Vice President and head of Technology and Planning; and Thomas G. Strohm, Executive Vice President and head of Corporate Staff.

     Perrotty will continue to direct the retail and strategic market distribution areas. Meridian's corporate banking operations will be reorganized into a Corporate and Institutional group structure to provide businesses with credit, non-credit, investment banking and corporate finance services. A head of this newly formed group is expected to be named in the near future. In the interim, Wayne R. Huey, Jr., executive vice president, will continue to manage Meridian's corporate relationship banking unit.

     Meridian's asset management subsidiary, reporting to McCullough, and its Meridian Securities, Inc. securities subsidiary, reporting to Sparks, will maintain their existing executive management. George W. Grosz remains president and CEO of the asset management subsidiary. Robert J. Unruh will remain chairman of the securities subsidiary, and William T. Burke will assume the additional title of chief executive officer in addition to his current title of president of the securities subsidiary.

     Meridian's geographical orientation in the service of corporate customers also is changing in tune with its one-brand strategy and with interstate banking's emergence. Five geographic regions, all eventually trading under the single Meridian Bank identity, have been designated. John F. Porter, III has been named to head a new unit of Delaware Trust Capital Management serving high net worth customers, and he will continue to serve as chairman and CEO of Delaware Trust Company until completion of Meridian's one-bank strategy.

     Paul W. McGloin will head a region that encompasses suburban Philadelphia and the City of Philadelphia. Kermit R. Dyke will continue to manage Meridian Bank, New Jersey until the completion of the announced acquisition of United Counties Bancorporation. Thomas P. Dautrich will cover the Susquehanna Valley and northern Pennsylvania. Within that region, Barry R. Stiger will serve as president of the Williamsport area. Jan Berninger will continue to manage the region which spans Berks, Schuylkill, Lehigh and Northampton counties.

     Meridian Bancorp, Inc., a $15.0 billion diversified banking and financial services holding company, is based in Reading, Pa. Through its subsidiaries, Meridian operates its banking franchise throughout the eastern half of Pennsylvania, southern New Jersey and the state of Delaware.